Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	July 22, 2009
President

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
RENEWS $8,175,000 LAND LOAN

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces it has renewed an $8,175,000 loan on its Peachtree Parkway land with Wachovia Bank and extended the maturity date to July 31, 2010. Peachtree Parkway is a 23.5 acre site zoned for 292 apartments located in Peachtree Corners directly across from the Forum, an exclusive 580,000 square foot lifestyle shopping center.

Mr. Charles S. Roberts, President and CEO, stated: “The renewal of this land loan exemplifies the continued confidence of Wachovia in our business plan for the Peachtree Parkway property. Throughout 2008 and 2009, during the most severe credit crisis in our nation’s history, we have consistently refinanced our debt at very competitive rates and terms while extending their maturities.”

Despite this difficult economic recession, the company is continuing to execute its long-term business plan and develop new apartment communities. The company currently has two new communities in the permitting process. Sawmill Village is a 154-unit property located in Forsyth County, Georgia, and the company expects to obtain the land disturbance permit and commence grading in September 2009. Northridge, a 220-unit property located in Sandy Springs, Georgia, has been cleared, and grading is expected to begin in October 2009. The company is also completing the engineering work on its Peachtree Parkway property and anticipates starting construction by mid-2010.

Mr. Roberts added: “Our company has a proven track record of successfully developing apartment communities at the low point in the economic cycle when others are fearful and unable to make new investments. Now is an opportunistic time to build new apartments and we intend to take advantage of this opportunity to create value for our shareholders.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.

This press release contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: the company may not be able to carry out its development and construction plans as it currently anticipates because: it may be unable to obtain construction financing, or may be unable to obtain it in a timely manner; it may be unable to obtain the required governmental permits or may be delayed in obtaining them; and it faces various construction risks, including increased material, labor or other costs. For more information about other risks and uncertainties Roberts Realty faces, please see the sections entitled “Risk Factors” in Roberts Realty’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.

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